UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 18, 2008

Anaren, Inc.

(Exact name of registrant as specified in charter)

New York	000-06620	16-0928561
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

6635 Kirkville Road, East Syracuse, New York  13057

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (315) 432-8909

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

(a) Acquisition of Unicircuit, Inc.

On August 18, 2008, Anaren, Inc. (“Anaren”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) providing for the merger of Anaren Acquisition, Inc., a wholly owned subsidiary of Anaren, with and into Unicircuit, Inc. (“Unicircuit”), a provider of printed circuit boards to the defense and space markets located in Littleton, Colorado, with Unicircuit continuing as the surviving corporation in the merger as a wholly-owned subsidiary of Anaren. The other party to the Merger Agreement in addition to Unicircuit, Anaren, and Anaren Acquisition, Inc. is Owen Agency, LLC of Denver, Colorado as Stockholders’ Agent. Subject to approval by the stockholders of Unicircuit and certain additional closing conditions, Anaren anticipates completing the transaction during its first fiscal quarter ending September 30, 2008.

The merger consideration pursuant to the Merger Agreement, is approximately $22,500,000, subject to adjustments in connection with escrow arrangements, certain stockholders’ transaction expenses and potential net book value adjustment.

The Merger Agreement contains terms, conditions, representations, warranties and covenants (including, without limitation, indemnification obligations subject to certain thresholds and caps) customary for transactions of this nature.

The foregoing description of the Merger Agreement is qualified in its entirety by reference to the copy of the Merger Agreement attached hereto as Exhibit 10.1, which is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

Exhibit No.     Description

10.1	Agreement and Plan of Merger, dated August 18, 2008, among Anaren, Inc., Anaren Acquisition, Inc., Unicircuit, and the individual Stockholders’ Agent.

99.1	Press Release of Anaren, Inc., dated August 20, 2008, announcing the execution of an Agreement and Plan of Merger to acquire Unicircuit.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

DATE: August 20, 2008
ANAREN, INC.

	By:	/s/ Lawrence A. Sala
	Name:	Lawrence A. Sala
	Title:	President and Chief Executive Officer